UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 26, 2013

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2013, AmTrust Financial Services, Inc. (as Guarantor), and two of its wholly-owned subsidiaries, AmTrust International Insurance, Ltd. (as Account Party) and AmTrust Corporate Capital Limited (as Corporate Member and collectively with the Guarantor and the Account Party, the “Company”) entered into a £200 million credit facility agreement with ING Bank, N.V., London Branch, individually and as Agent and Security Trustee. The credit facility is a letter of credit facility that will be used to support the Company’s capacity at Lloyd’s as a member and/or reinsurer of Syndicates 2526, 1206 and 44 for the 2014 underwriting year of account, as well as prior open years of account. The Company does not currently own Syndicates 1206 and 44, but once the Company’s acquisition of Sagicor Europe Limited is complete, the two newly acquired corporate members will accede to this credit facility.

The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, transactions with affiliates and the sale of assets, and requirements to maintain certain consolidated net worth, statutory surplus, leverage and fixed charge coverage ratios. The credit facility also provides for customary events of default, including, without limitation, failure to pay principal, interest or fees when due, failure to comply with certain covenants, any representation or warranty made by the Company being false or misleading in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Account Party or the Corporate Member. Upon an event of default, the lender may immediately terminate its obligations to issue letters of credit, declare the Company’s obligations under the credit facility to become immediately due and payable, and require the Company to deposit collateral with a value equal to 100% of the aggregate face amount of any outstanding letters of credit consisting of cash or other specified collateral including time deposits, certificates of deposit, money market deposits and U.S. government securities subject to varying advance rates.

The ability to have letters of credit issued under this facility expires on December 31, 2013 and the maturity date for the facility is December 31, 2017. The facility is 50% secured by a pledge of a collateral account established in the United States pursuant to a pledge and security agreement and in the United Kingdom pursuant to a Deed of Charge dated as of November 26, 2013. In addition to upon an event of default as discussed above, the collateral account will be required to be 100% funded upon the occurrence of certain specified events, including the A.M. Best financial strength rating of the Account Party falling below A-, the forecast underwriting losses exceeding a certain level for any year supported by a letter of credit, any non-extension notice is given with respect to any letter of credit or the refusal by the Prudential Regulation Authority or Lloyd’s to approve the Company’s acquisition of Sagicor Europe Limited in accordance with the share purchase agreement dated July 25, 2013.

Fees payable by the Company under the credit facility include a letter of credit issuance fee, payable quarterly in arrears, on the secured portion of the letters of credit at the rate of 0.55% and on the unsecured potion of the letters of credit determined based on the Account Party’s then-current financial strength rating issued by A.M. Best. As of November 26, 2013, the applicable letter of credit fee rate on the unsecured portion was 1.15% based on the Account Party’s A.M. Best financial strength rating of “A”. The Company also pays a commitment fee of .35% per year on the aggregate unutilized and uncancelled amount of the facility, and a facility fee upon closing of 0.15% of the total aggregate commitment.

An existing letter of credit that was issued and outstanding in support of the Company’s current Lloyd’s syndicate in an aggregate amount of £9.0 million will be replaced by letters of credit issued under this new credit facility. The Company received consent from its syndicated bank group, led by JPMorgan Chase Bank, N.A., to enter into this new credit facility. The foregoing description of the credit facility is qualified by reference to the full text of the credit facility, which is attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	£200,000,000 Facility Agreement, dated November 26, 2013, among AmTrust Corporate Capital Limited, AmTrust International Insurance, Ltd., AmTrust Financial Services, Inc., and ING Bank N.V., London Branch, as the Original Bank, Agent, Issuing Bank and Security Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date December 3, 2013

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary